Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

SeaChange International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Class A Common Stock, par value $0.01 per share(1)	457(c), 457(f), 457(i)	393,621,093 (2)	N/A	$21,862,614.80 (3)	0.0000927	$2,026.66 (3)
Fees Previously Paid	Equity	Class B Common Stock, par value $0.01 per share (1)(4)	457(f)	50,681,405	N/A	N/A	0.0000927	$— (4)
Fees Previously Paid	Debt	5% Senior Secured Notes due 2023(5)	457(c), 457(f), 457(i)	$75,000,000	100%	$46,862,614.80	0.0000927	$4,344.16(6)
Fees Previously Paid	Debt	Guarantees of the 5% Senior Secured Notes due 2023 (7)	457(n)	N/A	N/A	N/A	0.0000927	$— (7)

Fees Previously Paid	—	—	—	—	$8,887.72	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		—	—	—	—
	Total Offering Amounts				$68,725,229.60
	Total Fees Previously Paid					—
	Total Fee Offsets					$8,687.72(8)
	Net Fees Due					$0.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents the estimated maximum number of shares of SeaChange International, Inc. (“SeaChange”) Class A common stock, par value $0.01 per share, issuable in connection with the completion of the transaction as described herein (including up to 7,659,218 shares of Class A common stock of the registrant estimated to be issuable upon conversion of the 5% Senior Secured Notes due 2023), giving effect to a 6 to 1 reverse stock split of SeaChange common stock expected to be completed immediately prior to the merger, and is based on issuing (i) up to 383,408,803 shares of SeaChange Class A common stock to the estimated maximum number of common units of Triller Hold Co LLC (“Triller”), to be outstanding immediately prior to the completion of the merger, assuming (x) the exercise of all outstanding options and warrants and conversion of all convertible notes and other securities and (y) 4,696,892 Triller units converting into shares of SeaChange Class B common stock as part of the merger consideration, and (ii) up to 10,212,290 shares of SeaChange Class A common stock to be issued to holders of SeaChange common stock that have their current shares cancelled and elect to receive new shares of SeaChange Class A common stock as part of the merger consideration, assuming the exercise of all outstanding options and conversion of all other securities.

(3)

Pursuant to Rules 457(f)(1), 457(f)(2), 457(f)(3) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as follows (y) (a) 52,069,572, the estimated maximum number of shares of SeaChange common stock to be exchanged and cancelled for shares of new SeaChange Class A common stock (assuming all SeaChange stockholders elect the stock consideration described herein and the exercise of all outstanding options and conversion of all other securities), multiplied by (b) $0.90, the average of the high and low prices of SeaChange common stock on May 9, 2022, minus (z) $25 million, the estimated aggregate amount of cash to be paid by SeaChange as merger consideration. Triller is a private company, no market exists for its securities, and Triller has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value or stated value of the Triller securities expected to be exchanged in the merger; because the Triller securities do not have a par value or stated value, the amount is zero.

(4)

Represents the estimated maximum number of shares of SeaChange Class B common stock, par value $0.01 per share, issuable in connection with the completion of the transaction as described herein, giving effect to a 6 to 1 reverse stock split of SeaChange common stock expected to be completed immediately prior to the merger, and is based on issuing 46,968,913 Triller units converting into shares of SeaChange Class B common stock. Pursuant to Rule 457(f)(2) under the Securities Act and solely for the purpose of calculating the registration fee, Triller is a private company, no market exists for its securities, and Triller has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value or stated value of the Triller securities expected to be exchanged in the merger; because the Triller securities do not have a par value or stated value, the amount is zero.

(5)	Represents the estimated maximum aggregate principal amount of 5% Senior Secured Notes due 2023 to be issued in the transaction described herein.
(6)

Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is calculated as follows: (a) 52,069,572, the estimated maximum number of shares of SeaChange common stock to be exchanged and cancelled for 5% Senior Secured Notes due 2023 (and cash), multiplied by (b) $0.90, the average of the high and low prices of SeaChange common stock on May 9, 2022. Under Rule 457(i) promulgated under the Securities Act, there is no additional filing fee payable with respect to the shares of Class A common stock issuable upon conversion of 5% Senior Secured Notes due 2023 because no additional consideration will be received in connection with the exercise of the conversion privilege.

(7)	Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the guarantees of the notes being registered.
(8)

The registrant previously paid filing fees of $8,687.72 in connection with the filing of its initial Registration Statement on Form S-4 (Registration No. 333-262880) and is claiming an offset in accordance with the recalculation procedures set forth in Instruction 2.A.iv of Form S-4.